EXHIBIT 10.25

FIRE AT THE FLAG™ ASSIGNMENT AGREEMENT

THIS FIRE AT THE FLAG™ ASSIGNMENT AGREEMENT (this “Agreement”) is made as of November __, 2008 by and between Robert C. Silzer, Sr., an individual with an address 3122 136th Street, Surrey, British Columbia (“Mr. Silzer”), Dream Shot, Inc., a company duly incorporated under the laws of Nevada with its registered office at 1880 – 1066 West Hastings Street, Vancouver, B.C. V6E 3X1 (“Dream Shot;”  Dream Shot and Mr. Silzer are referred to collectively as the “Assignee”) and GPS Industries, Inc., a Nevada corporation having an office located at 1358 Fruitville Road, Suite 210, Sarasota, FL 34236 (the “Assignor”).  For purposes of this Agreement, the term “Assignor” shall also refer to Golf Academies Ltd., a wholly-owned subsidiary of GPS Industries, Inc.

WHEREAS, Mr. Silzer was the chief executive of the Assignor pursuant to an employment agreement dated as of December 19, 2006, which employment agreement was terminated and replaced by that certain “Employment Agreement” dated as of November 29, 2007 whereby Mr. Silzer resigned as the chief executive and board chairman and accepted a position as Special Advisor to the Chief Executive Officer of the Company;

WHEREAS,  Concurrently with the execution of the Employment Agreement, Mr. Silzer and the Assignor entered into that certain Special Projects Agreement dated as of November 29, 2007 (the “SPA”);

WHEREAS, pursuant to the terms of the Employment Agreement and the SPA, Mr. Silzer was to develop that certain business initiative on behalf of the Assignor known as the Fire at the Flag™ initiative (“FAF” or the “FAF Program”), a plan to partner with golf courses to place a hole-in-one contests on golf courses worldwide, whereby golf patrons of partner golf courses pay a fee to attempt to make a hole-in-one to win cash and/or prizes;

WHEREAS, Mr. Silzer and the Assignor agreed to terminate the Employment Agreement and the SPA and, as part of that termination, agreed to enter into an agreement whereby the Assignor would license the FAF initiative to Mr. Silzer’s entity, Dream Shot, and to further assign certain of the Assignor’s rights and obligations under the attached rental agreements referenced below arising out of or in connection with the FAF initiative;

WHEREAS, the Assignor presently conducts and operates the FAF Program in Europe through its wholly-owned subsidiary Golf Academies Ltd. on several golf courses located predominately in the United Kingdom, Spain and Portugal and in that regard has certain assets, rights and properties in connection therewith and as set forth in Schedule “A”, attached hereto;

WHEREAS, Dreamshot desires to administer and operate the FAF pursuant to the terms and conditions hereof; and

WHEREAS, subject to the limitations and terms hereof, in consideration of the Release Agreement entered into contemporaneously herewith by and between the Assignor and Mr. Silzer, the Assignor agrees to assign to Dream Shot certain of its rights and obligations, under the FAF Program and the Assignor’s existing FAF agreements (attached) with certain of its golf course customer.

NOW, THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the parties agree as follows:

1.	Definitions.

a.	“Course” shall mean a golf course at a specified location.

b.	“FAF Program” has a meaning ascribed to it by the recital A of this Agreement.

c.	“Dream Shot Program” shall mean any and all programs associated with Dream Shot, Inc.

d.	“Territory” shall mean worldwide territory.

e.	“Revenue” means gross revenue for a calendar month less returns, bad debts, value added taxes, sales taxes or similar taxes and refunds in regard to that calendar month.

2.	Assignment and Administration of the FAF Program.

a.
The Assignor hereby assigns and the Assignee hereby accepts all the rights, assets and properties under the FAF Program (except for the three Courses listed in Subsection (g) below) in each country of the Territory to make, use, sell, operate or license the FAF Program in whole or in part in and into the Territory.

b.
The Assignee shall have an exclusive right to assign, in whole or in part, the FAF Program, or to continue to operate or cancel or amend any aspect of the program or existing installation subject to the terms hereof.  Any future assignee shall be bound by all the terms of this Agreement and in particular, without limiting the generality of the foregoing, by section 3(a).

c.
Assignee is, and shall act as, an independent contractor and shall not have any authority to make any commitments, statements or representations, or incur any obligations, on behalf of the Assignor, or to bind or commit the Assignor in any manner, to make, alter, or execute any document or agreement on behalf of the Assignor save and except circumstances outlined in Section 11(d).  The parties are and shall at all times be and remain independent contractors with respect to the subject matter of this Agreement.

d.
At the Assignor’s sole discretion, Assignor may elect to allow its salaried employees, agents and distributors to sell the Dream Shot Program.  If this occurs, Dream Shot shall use its best efforts to train the employees of the Assignor.

e.
Dream Shot will use a standard agreement, which Dream Shot has the right to modify at its sole discretion, to document any and all Dream Shot Program sales to any Assignor customer, attached hereto as Exhibit B.

f.
Assignee will not pay nor offer to pay any Assignor employee, agent or distributor any compensation, commissions or any remuneration whatsoever.  Further, contact between Assignee and Assignor employees, distributors and agents will be limited to leads or introductions made by Assignor to Assignee.

g.
Anything to the contrary herein or otherwise notwithstanding, in regards to the three (3) Courses in Europe that have an FAF contract linked to an Assignor GPS golf course management system agreement, (1) Quinta Do Lago; (2) Villa Sol; and (3) Mijas, those FAF Programs are not assigned pursuant hereto and such FAF Programs, as it relates to those three Courses, will continue to be managed by GPSI until the parties and those three courses can be transferred pursuant to an agreement acceptable to all three parties in each case.  Both parties hereto acknowledge that the parties must mutually agree upon a commission/compensation package to reflect the terms of the original FAF/GPS system agreement; i.e., certain Courses the leased or purchased a GPS system at a reduced rate in exchange for Assignor having the ability to operate the FATF program at no cost to the course.  For such Courses, Assignee agrees that the Royalty paid on such Courses shall correspond with similarly situated Dream Shot Programs.

h.
Assignee agrees to assume the obligations listed on Exhibit C, including without limitation the employment of certain mutually agreeable staff employed by Assignor in Europe and the obligations on the rental agreements attached hereto.

i.	Assignee shall have the sole discretion to accept or reject Courses for the Dream Shot Program.

3.	Payments to the Assignor.

a.	Fee/Royalty. The Assignee shall pay the Assignor a fee/royalty (the “Royalty”) of:
i.
Ten percent (10%) of the revenue generated from the hole in one shot unless otherwise agreed to in writing by both parties (A) GPSI-installed golf courses currently operating the FAF Program on a worldwide basis as of the date of this Agreement, as set forth on Schedule A; and (B) GPSI-installed golf courses not currently operating the FAF Program which are introduced to Dream Shot by the Assignor pursuant to the pre-qualification lead sheet attached hereto as Exhibit D (see Subsection (ii) below);

ii.
Five percent (5%) of the revenue generated from the hole in one shot unless otherwise agreed to in writing by both parties, from any Course introduced to Dream Shot by the Assignor pursuant to the pre-qualification lead sheet attached hereto as Exhibit D.  Such pre-qualification lead sheet introduction will be defined as a lead sheet sent from Assignor for a course that has not previously signed any LOI, MOU or other such documentation with Dream Shot.  All introductions will be passed to Dreamshot by a designated person at Assignor, initially Company COO Benjamin E. Porter and accepted by Dream Shot at its sole discretion

b.
Double Taxation Treaties.  The Assignor and the Assignee agree to cooperate to make use of any double taxation treaties that may be available to enable the Assignee to pay royalties without deduction of withholding taxes.

c.
Payment Default.  Notwithstanding anything to the contrary herein, Assignee shall have sixty (60) calendar days to cure a payment default.  Such 60-day period shall commence upon the due date of any Royalty payment and shall not require any notice provision to commence.

4.	Accounting, Records, Payment.

a.
The Assignee shall keep accurate records of the number of golf holes and locations.  The Assignee shall pay the Royalty within fifteen (15) days at the end of each calendar quarter.  The Assignee shall pay interest on the amount of the Royalty past due at a rate of one percent (1.0%) per month from the actual due date.  The Assignee shall accompany each payment with a report specifying the installed Courses for the month and the Royalty due.  The Assignee and Assignor shall keep the contents of each report confidential.

b.	Payment shall be made by wire transfer directly to an account as directed by Assignor, presently and until further notice to the following account:

GPS Industries, Inc.--Account Number #526199-070
Beneficiary Bank - HSBC Bank Canada
885 W. Georgia Street, Vancouver, BC Canada V6C 3G1
Swift Code - HKBCCATT Bank Number #016
Transit Number #10020

c.
Assignor may, upon request annually, inspect the records and facilities of the Assignee to verify the Assignee’s reports and payments under this Agreement.  Only records and facilities in regard to the payments under this Agreement may be inspected.  The inspection shall be made on a reasonable notice, during regular business hours and without interference with the regular business of the Assignee.  The entire cost for such inspection shall be borne by the Assignor unless the inspection reveals the Assignee’s reports or payments to be in error by five percent (5%) or more, in which case, the Assignee shall reimburse the Assignor for the cost of such inspection.

5.	Warranties and Representations of Assignor. The Assignor represents, warrants, confirms, to the best of its knowledge:

a.
The Assignor is a corporation duly organized, validly existing and in good standing under its laws of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and the properties it purports to own and to carry on its business as is now being conducted, to perform its obligations under all agreements or contracts by which it is bound and is duly qualified or licensed and is in good standing to do business in each jurisdiction, in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

b.
The execution and delivery of this Agreement by the Assignor does not, and the performance by the Assignor of the transactions contemplated hereby will not violate, conflict with, or result in any breach of any provision of the Assignor’s charter documents, contracts with third parties, any order, writ, judgment, injunction, decree, statute, law, rule or regulation; invalidate or adversely affect any permit used in the conduct of the Assignor’s business.

c.
Except as otherwise disclosed herein, no consent of, or registration, declaration or filing with any governmental entity nor any governmental authorization is required by or with respect to the Assignor or the FAF Program in connection with its operation of the business or the execution and delivery of this Agreement by the Assignor or the consummation of the transactions contemplated hereby.

d.
The Assignor is the owner, beneficially and of record, of the FAF Program with good and marketable title thereto, free of any claim, lien, security interest or encumbrance of any nature or kind, and as such has the exclusive right and full power to sell, transfer and assign the FAF Program to the Assignee free of any claim, lien, security interest or encumbrance of any nature or kind.

e.	In addition, no person has any agreement or any right capable of becoming an agreement for the purchase of the FAF Program.

f.
There are no threatened or pending suits, actions or other legal proceedings of any sort or in any manner, which may restrain or prevent the Assignor from effectually and legally transferring the FAF Program to the Assignee, free and clear of all claims, liens, security interests and encumbrances of any nature or kind.

g.
The execution and delivery of this Agreement by the Assignor as contemplated herein has been duly authorized by all necessary action and the Assignor has the legal capacity to enter into this Agreement and to carry out the transaction contemplated herein and to perform its obligations hereunder and pursuant to all other agreements required to be delivered hereunder.

h.
This Agreement has been duly and validly executed and delivered by the Assignor and constitutes a valid and legally binding agreement, enforceable against the Assignor in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors’ rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

i.
No representation or warranty by the Assignor contained in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by the Assignor pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts known to the Assignor necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

j.	The golf courses as listed in Schedule A all have duly and validly executed FAF contracts delivered by the Assignor and any corresponding 3rd party.

k.	The Assignor is not in material default in any respect of any obligation under any of the Assumed Contracts to which it is a party or by which it is bound.

6.	Representations and Warranties of the Assignee. The Assignee represents, warrants, confirms, to the best of it knowledge:

a.
The Assignee is a corporation duly organized, validly existing and in good standing under its laws of incorporation, has all requisite corporate power and authority to acquire, own, lease and operate its properties and the properties it purports to acquire, own and to carry on its business as is now being and will be conducted, to perform its obligations under all agreements or contracts by which it is bound and will be bound and is duly qualified or licensed and is in good standing to do business in each jurisdiction, in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

b.
The execution and delivery of this Agreement by the Assignee does not, and the performance by the Assignee of the transactions contemplated hereby will not violate, conflict with, or result in any breach of any provision of the Assignee’s charter documents, contracts with third parties, any order, writ, judgment, injunction, decree, statute, law, rule or regulation; invalidate or adversely affect any permit used in the conduct of the Assignee’s business.

c.
 The execution and delivery of this Agreement by the Assignee as contemplated herein has been duly authorized by all necessary action and the Assignee has the legal capacity to enter into this Agreement and to carry out the transaction contemplated herein and to perform its obligations hereunder and pursuant to all other agreements required to be delivered hereunder.

d.
 This Agreement has been duly and validly executed and delivered by the Assignee and constitutes a valid and legally binding agreement, enforceable against the Assignee in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors’ rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

e.
No representation or warranty by the Assignee contained in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by the Assignee pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts known to the Assignee necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

7.	Indemnification and Assumption.

a.
The Assignor shall indemnify and hold harmless the Assignee, its directors, officers, employees and agents from and against any claims, actions, cause of action, losses, costs and damages including, without limitation, reasonable legal and attorney’s fees and costs of every kind and nature which the Assignee, its directors, officers employees and agents may incur in respect of the Assignor’s grossly negligent, fraudulent and/or willful misconduct or material breach of any terms of this Agreement.  However, the Assignor shall not be responsible for losses arising from a breach of this Agreement as a result of any fraudulent or negligent act or willful misconduct of the Assignee or any of its directors, officers, employees or agents.

b.
The Assignee shall indemnify and hold harmless the Assignor, its directors, officers, employees and agents from and against any claims, actions, cause of action, losses, costs and damages including, without limitation, reasonable legal and attorney’s fees and costs of every kind and nature which the Assignor, its directors, officers employees and agents may incur in respect of the Assignee’s negligent, fraudulent and/or willful misconduct or material breach of any terms of this Agreement.  However, the Assignee shall not be responsible for losses arising from a breach of this Agreement as a result of any fraudulent or negligent act or willful misconduct of the Assignor or any of its directors, officers, employees or agents.

c.
The Assignee shall assume all the rights of the Assignor under FAF Program.  Furthermore, the Assignee and Assignor shall work together to address any problems or issues with any FAF Program courses, without in any manner implying that the Assignee accepts assignment of any liabilities or obligations in these or any other contract.  The previous notwithstanding, Assignee shall not assume any liabilities of GPSI under the FAF Program; provided however, that (i) Assignee will provide accounting for all monies paid to a participating golf course that has a first monies in or guaranteed contract with GPSI, those courses listed on Schedule 9(c)(i) attached hereto, and these monies will be credited towards the Royalty; and (ii) Assignee will assume rental obligations for courses in Europe contracted under a FAF agreement, specifically, those courses listed on Schedule 9(c)(ii) attached hereto, at Dream Shot’s sole discretion.

8.	Effective Date; Termination.

a.
This Agreement shall be effective as of November ____, 2008, the launch date of the Dream Shot Program, the release of a mutually agreeable press release regarding the transactions contemplated hereby and commencement of cross training of each of the party’s employees.

b.	This Agreement may be terminated:

i.	By the mutual, written agreement of the Assignor and Assignee; or

ii.
In the event either party defaults or breaches any of the provisions of this Agreement, the other party may terminate this Agreement by giving the defaulting/breaching party ninety (90) days written notice thereof; provided, however, that if the defaulting or breaching party, within the ninety (90) day period referred to, cures said default or breach, this Agreement shall continue in full force and effect the same as if such default or breach had not occurred.

c.
If a breach of this Agreement is not cured within 90 days as a result of default by the Assignee the non-competition agreement shall be at an end, therefore, allowing the Assignor to compete with the Assignee as it sole remedy.

9.
Disputes, Governing Law, Forum Selection.  This Agreement is made pursuant to the law of the State of Nevada and shall be construed in accordance with the law of the State of Nevada, excluding the body of law relating to conflicts of law. The parties hereby consent to the personal jurisdiction of the courts of the State of Nevada and agree that any dispute arising out of or in connection with this Agreement or the matters referenced herein shall be subject to the exclusive venue of the courts located in Nevada, to the exclusion of any other court or tribunal, and the parties waive any defenses or claims or objections to such venue, including without limitation objections based on convenience or personal jurisdiction.  The parties acknowledge that neither party hereto has agreed to arbitrate any issue or dispute arising out or in connection with this Agreements and the agreements and transactions contemplated hereby.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.	Notices. Any notice or report made shall be considered proper and effective if mailed by registered mail addressed as shown below, or delivered in person or in writing.

Assignor:	GPS Industries, Inc.
Attn: Benjamin E. Porter, Chief Operating Officer
1358 Fruitville Road
Suite 210
Sarasota, Florida 34236

Assignee:	Dream Shot, Inc.
c/o Holmes & Company
Barristers and Solicitors
1880 – 1066 West Hastings Street
Vancouver, B.C. Canada V6E 3X1

11.	General Provisions.

a.	Waiver. Waiver by either party of any breach or default of any of the terms herein set forth shall not be deemed a waiver as to any subsequent or any other breach or default.

b.
Modification, Force Majeure.  Any amendment or modification of this Agreement or any right hereunder shall not be effective unless made in writing and signed by both of the parties hereto.  Neither party will be liable for delays in performance due to circumstances beyond its reasonable control.

c.	Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure for the benefit of the parties hereto, and their successors and assigns and legal representatives.

d.
Further Assurances.  The Assignor authorizes the Assignee to perform on the Assignor’s behalf any acts and execute any documents necessary to carry out the intent of the transaction contemplated herein.

e.
Governing law; Severability.  This Agreement shall be governed by the laws of the State of Nevada, exclusive of any Conflict of Laws doctrine.  If any provisions of the Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.

f.
Entire Agreement.  The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants of understandings made by either party to the other except such as are expressly set forth herein.

g.
Construction.  This Agreement has been negotiated and reviewed by the parties and their counsel. Therefore, the language in this Agreement will not be construed against any particular party as the drafter of such language.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

GPS INDUSTRIES, INC.		ROBERT C. SILZER

By:	/s/ David L Chessler	/s/ Robert C. Silzer, Sr.
David L. Chessler
Chief Executive Officer

DREAM SHOT, INC.

		By:	/s/ Robert C. Silzer, Sr.
Robert C. Silzer, Sr.
Chief Executive Officer